Exhibit  5.1

May  6,  2002

SBE,  Inc.
2305  Camino  Ramon,  Suite  200
San  Ramon,  California  94583

Ladies  and  Gentlemen:

You have requested our opinion with respect to certain matters in connection with the filing by SBE, Inc. (the "Company") of a Registration Statement on Form S-8 (the "Registration Statement") with the Securities and Exchange Commission covering the offering of up to 250,000 additional shares of the Company's Common Stock, $0.001 par value (the "Shares"), issuable pursuant to its 1992 Employee Stock Purchase Plan, as amended (the "1992 Plan") and its 1996 Stock Option Plan, as amended (the "1996 Plan").

In connection with this opinion, we have examined the Registration Statement and related Prospectuses, the Company's Amended and Restated Certificate of Incorporation, as amended, and By-laws, as amended, and such other documents, records, certificates, memoranda and other instruments as we deem necessary as a basis for this opinion. We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof, and the due execution and delivery of all documents, where due execution and delivery are a prerequisite to the effectiveness thereof.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when sold and issued in accordance with the 1992 Plan, the 1996 Plan, the Registration Statement and related Prospectuses, will be validly issued, fully paid, and nonassessable (except as to shares issued pursuant to certain deferred payment arrangements, which will be fully paid and nonassessable when such deferred payments are made in full).

We consent to the filing of this opinion as an exhibit to the Registration Statement.

Very  truly  yours,

Cooley  Godward  LLP
/s/  Jodie M. Bourdet
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Jodie M. Bourdet